Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
May 1, 2013

Media Contact:	Investor Contact:
Steven Corson	Bill Valach
Corporate Communications	Director, Investor Relations
Phone: 503-464-8444	Phone: 503-464-7395

Portland General Electric announces solid first quarter earnings

PORTLAND, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of $49 million, or 65 cents per share, for the first quarter of 2013. Net income and earnings per share were unchanged from the first quarter of 2012 as lower power costs and decreased storm restoration costs offset a decline in retail energy deliveries. In addition, the impact from an increase in PGE’s effective tax rate was largely offset by lower interest expense.

“We delivered solid financial results in the first quarter through strong power supply operations and operational excellence,” said Jim Piro, president and chief executive officer. “We’re making excellent progress on our strategic initiatives in 2013, including starting construction on Port Westward 2 and working through the negotiations for selecting the energy, renewable, and seasonal capacity resources from our request for proposals process.”

Strategic Updates

•
General Rate Case—PGE filed a 2014 General Rate Case in mid-February and the case is currently in the discovery phase. Settlement conferences are scheduled for the end of May and Public Utility Commission of Oregon staff and intervener opening testimony is scheduled to be filed in mid-June. The target date for the Commission decision is mid-December 2013.

•
Request for proposals—PGE is continuing negotiations with top performing bidders for energy and renewables resources. The final short lists include a mix of power purchase agreements and PGE-ownership options. Final resource selections are expected by mid-2013. In addition, PGE is in the process of negotiating power purchase agreements for seasonal peaking capacity.

First quarter operating results

Total revenues decreased $6 million, or 1 percent, to $473 million in the first quarter of 2013 from $479 million in the first quarter of 2012 due to the net effect of the following:

•	$13 million decrease in average retail price primarily driven by lower forecasted power costs as established in the 2013 annual power cost update tariff; and

•
$6 million decrease related to lower volume of retail energy sold and delivered, with total volume down approximately 1 percent from the first quarter of 2012 largely as a result of 2013 having one less day in the quarter due to the leap year in 2012 and the impact of relatively warmer weather during the first quarter of 2013. Residential and commercial volumes were down 1 percent and 3 percent, respectively, which were partially offset by a 2 percent increase in industrial volumes; partially offset by

•
$5 million increase related to the decoupling mechanism, with a $4 million potential recovery recorded in the first quarter of 2013 compared with a $1 million potential refund recorded in the first quarter of 2012;

•
$3 million increase related to the Company’s PCAM, as a potential refund was recorded in the first quarter of 2012 related to the 2011 PCAM, with no comparable refund recorded in the first quarter of 2013; and

•	$6 million, or 60 percent, increase in wholesale revenues consisting of a 39 percent increase in the volume sold and a 12 percent increase in the average price of wholesale power.

Purchased power and fuel expense decreased $3 million, or 2 percent, to $192 million in the first quarter of 2013 from $195 million in the first quarter of 2012, largely due to a 2 percent decrease in the average variable power cost, with total system load comparable to the first quarter of 2012. The decrease is primarily due to more generation from lower-cost coal-fired resources, partially offset by an increase in the average cost of purchased power and a decrease in energy received from hydro resources.

Production and distribution expense decreased $2 million, or 4 percent, in the first quarter of 2013 compared with the first quarter of 2012, primarily due to lower delivery system costs resulting from higher storm restoration costs incurred during the first quarter of 2012.

Interest expense decreased $3 million, or 11 percent, primarily due to a $100 million decrease in the average balance of long-term debt outstanding during the first quarter of 2013 compared with the first quarter of 2012.

Income taxes increased $2 million, or 13 percent, in the first quarter of 2013 compared with the first quarter of 2012, reflecting an increase in the company’s effective tax rate to 26.2 percent from 23.4 percent. The increase was primarily due to a reduction of production tax credits (PTC) resulting from lower forecasted wind generation for 2013 compared to 2012, partially offset by an increase in the PTC rate.

2013 earnings guidance

PGE is reaffirming full-year 2013 earnings guidance of $1.85 to $2 per diluted share. Guidance is based on the following assumptions:

•	Load growth toward the lower end of the 0.5 percent to 1 percent range over weather-adjusted 2012;

•	Hydro conditions slightly below normal, expected wind conditions, and power plants achieving their targeted availability factors;

•	Operating and maintenance costs between $440 million to $460 million;

•	Depreciation expense between $240 million and $250 million;

•	Capital expenditures between $505 million and $525 million, which does not include any potential expenditures related to the energy and renewable resources RFPs; and

•	Port Westward Unit 2 AFUDC (debt and equity) between $5 million and $6 million.

First quarter 2013 earnings call and web cast — May 1, 2013

PGE will host a conference call with financial analysts and investors on Wednesday, May 1, at 11 a.m. ET. The conference call will be web cast live on the PGE website at portlandgeneral.com. A replay of the call will be available beginning at 2 p.m. ET on Wednesday, May 1 through Wednesday, May 8.

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Bill Valach, director, investor relations, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 830,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The company’s headquarters are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Visit PGE’s website at PortlandGeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects, which could result in the company’s inability to recover project costs; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Revenues, net	$473	$479
Operating expenses:
Purchased power and fuel	192	195
Production and distribution	51	53
Administrative and other	54	54
Depreciation and amortization	62	62
Taxes other than income taxes	27	27
Total operating expenses	386	391
Income from operations	87	88
Other income:
Allowance for equity funds used during construction	2	1
Miscellaneous income, net	1	3
Other income, net	3	4
Interest expense	25	28
Income before income taxes	65	64
Income taxes	17	15
Net income	48	49
Less: net loss attributable to noncontrolling interests	(1)	—
Net income attributable to Portland General Electric Company	$49	$49

Weighted-average shares outstanding (in thousands):
Basic	75,608	75,423
Diluted	75,699	75,443
Earnings per share—Basic and diluted	$0.65	$0.65
Dividends declared per common share	$0.270	$0.265

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$33	$12
Accounts receivable, net	144	152
Unbilled revenues	76	97
Inventories	77	78
Margin deposits	33	46
Regulatory assets—current	96	144
Other current assets	105	93
Total current assets	564	622
Electric utility plant, net	4,449	4,392
Regulatory assets—noncurrent	524	524
Nuclear decommissioning trust	38	38
Non-qualified benefit plan trust	32	32
Other noncurrent assets	54	62
Total assets	$5,661	$5,670

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$77	$98
Liabilities from price risk management activities - current	91	127
Short-term debt	—	17
Current portion of long-term debt	100	100
Accrued expenses and other current liabilities	192	179
Total current liabilities	460	521
Long-term debt, net of current portion	1,536	1,536
Regulatory liabilities—noncurrent	782	765
Deferred income taxes	586	588
Unfunded status of pension and postretirement plans	249	247
Non-qualified benefit plan liabilities	103	102
Asset retirement obligations	93	94
Liabilities from price risk management activities—noncurrent	78	73
Other noncurrent liabilities	16	14
Total liabilities	3,903	3,940
Total equity	1,758	1,730
Total liabilities and equity	$5,661	$5,670

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$48	$49
Depreciation and amortization	62	62
Other non-cash income and expenses, net included in Net income	29	44
Changes in working capital	26	(43)
Other, net	—	(2)
Net cash provided by operating activities	165	110
Cash flows from investing activities:
Capital expenditures	(108)	(69)
Sale of solar power facility	—	10
Other, net	1	1
Net cash used in investing activities	(107)	(58)
Cash flows from financing activities:
Maturities of commercial paper, net	(17)	(30)
Dividends paid	(20)	(20)
Net cash used in financing activities	(37)	(50)
Increase in cash and cash equivalents	21	2
Cash and cash equivalents, beginning of period	12	6
Cash and cash equivalents, end of period	$33	$8

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Revenues (dollars in millions):
Retail:
Residential	$246	$256
Commercial	149	156
Industrial	51	53
Subtotal	446	465
Other accrued (deferred) revenues, net	4	(3)
Total retail revenues	450	462
Wholesale revenues	16	10
Other operating revenues	7	7
Total revenues	$473	$479

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	2,229	2,259
Commercial	1,657	1,733
Industrial	760	810
Total retail energy sales	4,646	4,802
Retail energy deliveries:
Commercial	130	106
Industrial	264	196
Total retail energy deliveries	394	302
Total retail energy sales and deliveries	5,040	5,104
Wholesale energy deliveries	540	388
Total energy sold and delivered	5,580	5,492

Number of retail customers at end of period:
Residential	726,799	722,419
Commercial	102,379	101,711
Industrial	207	211
Direct access	513	439
Total retail customers	829,898	824,780

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	1,361	1,077
Natural gas	976	1,130
Total thermal	2,337	2,207
Hydro	481	583
Wind	245	246
Total generation	3,063	3,036
Purchased power:
Term	1,310	1,216
Hydro	393	414
Wind	66	74
Spot	684	783
Total purchased power	2,453	2,487
Total system load	5,516	5,523
Less: wholesale sales	(540)	(388)
Retail load requirement	4,976	5,135

	Heating Degree-days
	2013	2012
January	835	740
February	569	618
March	498	609
1st Quarter	1,902	1,967
Average *	1,850	1,848
* — “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).